UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
May 22, 2014 (May 16, 2014)

SILVER STREAM MINING CORP.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52752
(Commission File No.)

9550 South Eastern Avenue
Suite 253
Las Vegas, Nevada   89123
(Address of principal executive offices and Zip Code)

(702) 818-1775
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 16, 2014, we entered into an agreement with Placer Mining Corporation, a Nevada corporation ("Placer"), which owns that certain mining property known as the Bunker Hill Mine, near Kellogg, Idaho ("Bunker" or the "Property"), in which we will have the exclusive right to evaluate and perform due diligence on the Property until August 15, 2014 (the "Review Period"). Upon completion of the Review Period, the parties expect to negotiate and enter into option and exclusivity agreements (the "Option Agreements") whereby we can acquire the interests of Placer shareholders upon satisfaction of certain terms and conditions to be negotiated.

During the Review Period, Placer agrees it will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with, or provide information relating to the Property, including, but not limited to any and all due diligence materials, to any persons, entity or group in connection with the sale of the Property or any interest therein, or any amalgamation, merger, consolidation, arrangement, or sale of all or substantially all of the assets of Placer.

In consideration for the Review Period, Silver Stream will pay Placer the sum of $60,000 USD (Sixty Thousand Dollars) per month, on a payment schedule of $15,000 USD (Fifteen Thousand Dollars) per week on Friday, commencing Friday, May 16, 2014, with payments concluding Friday, August 1, 2014. However, the Review Period will extend until Friday, August 15, 2014.  Silver Stream will have a seven (7) day grace period in the event a payment to Placer is delayed for any reason. If a payment is delayed beyond the seven (7) day grace period, the Agreement will automatically terminate and neither Placer nor Silver Stream will have any obligation to one another from that date forward.

In the event Placer terminates this Agreement in order to accept another offer, or for any reason whatsoever, then Placer will pay Silver Stream a breakup fee in the amount of $5,000,000 USD (Five Million Dollars USD) within fifteen (15) days of notifying Silver Stream in writing of such termination.

There is no assurance the parties will ever execute Option Agreements.  If Option Agreements are not executed we will lose all of the money we paid to Placer and not receive refunds of any kind.

ITEM 7.01           REGULATION FD DISCLOSURE.

We announced today that we entered into a stand-still agreement with Placer Mining Corporation, a Nevada corporation.

ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Document Description

99.1	Press Release – May 22, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 22nd day of May 2014.

SILVER STREAM MINING CORP.

BY:	TERRENCE H. BYBERG
Terrence H. Byberg, President and CEO